UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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WRAP TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

_________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WRAP to Hold Virtual 2021 Annual Meeting of Stockholders

Meeting and Management Presentation at 9:00 A.M. PT on June 22, 2021

TEMPE, Arizona, June 21, 2021 -- Wrap Technologies, Inc. (the "Company" or "WRAP") (Nasdaq: WRAP), a global leader in innovative public safety technologies and services, announced today a reminder of the details for its virtual-only 2021 annual meeting of stockholders (the “Meeting” or “Annual Meeting”) to be held tomorrow morning, June 22, 2021, at 9:00 A.M. Pacific Time.

Stockholders of record and beneficial holders of common stock as of the close of business on April 26, 2021 (the “Record Date”) can attend and participate in listen-only mode by accessing https://www.colonialstock.com/vm/wrap.htm, which will go live approximately 30 minutes before the Meeting. Stockholders and beneficial holders of common stock as of the Record Date may also submit questions online during the Annual Meeting or during management’s presentation immediately following the Annual Meeting.

Guests can view the Meeting via the following link: https://youtu.be/XpSuhrpLBuo. The Meeting may also be accessed in listen-only mode telephonically by dialing (858) 295-1025 and entering phone PIN: 313961812#.

WRAP encourages its stockholders as of the Record Date to vote and submit their proxies in advance of the Meeting by today’s 5:00 P.M. Pacific Time deadline by methods described in the proxy materials distributed to stockholders on or about May 1, 2021. If stockholders have already voted, no additional action is required.

Additional details regarding the Meeting and the matters to be presented to stockholders at the Meeting are available in WRAP’s definitive proxy statement, filed with the Securities and Exchange Commission on April 30, 2021. Stockholders as of the Record Date may also access the definitive proxy statement and other proxy materials by visiting: https://www.colonialstock.com/wrap2021.

About WRAP
WRAP Technologies (Nasdaq: WRAP) is a global leader in innovating public safety technologies and services that deliver advanced solutions focused on avoiding escalation. The BolaWrap® Remote Restraint device, WRAP's first product, is a patented, hand-held device that discharges a Kevlar® tether to temporarily restrain from a safe distance. Through many field uses and growing adoption by agencies worldwide, BolaWrap is proving to be an effective tool to safely detain persons without injury. WRAP Reality, the Company's virtual reality training system, is an immersive training simulator and comprehensive public safety training platform designed to empower first responders with the necessary knowledge to perform in the field. WRAP's headquarters are located in Tempe, Arizona. For more information, please visit wrap.com.

Follow WRAP here:
WRAP on Facebook: https://www.facebook.com/wraptechnologies/
WRAP on Twitter: https://twitter.com/wraptechinc
WRAP on LinkedIn: https://www.linkedin.com/company/wraptechnologies/

Trademark Information
BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Paul M. Manley
VP – Investor Relations
(612) 834-1804
pmanley@wrap.com

Media Contact:
media@wrap.com